Exhibit 5.1

June 7, 2017

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Re:     Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-210687)

Ladies and Gentlemen:

We have acted as counsel to National Commerce Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated June 7, 2017, and filed with the Commission pursuant to Rule 424(b) of the Securities Act on June 7, 2017 (the “Prospectus Supplement”) to the prospectus dated May 9, 2016 (together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statement (the “Registration Statement”) relating to the issuance and sale by the Company of 1,104,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the Underwriting Agreement, dated as of June 7, 2017 (the “Underwriting Agreement”), by and among the Company and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

In rendering this opinion letter, we have examined originals or copies of the following documents: (a) the Company’s Certificate of Incorporation, (b) the Company’s Bylaws, (c) the Registration Statement, (d) the Underwriting Agreement and (e) the resolutions of the board of directors of the Company with respect to the filing of the Registration Statement and the issuance of the Shares. We have also examined such other documents, certificates and other instruments and made such other investigations as we have deemed necessary for the purposes of this opinion letter. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have relied as to certain matters on information obtained from public officials and officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the limitations and qualifications herein set forth, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and, when the Shares have been issued and paid for under the terms and conditions set forth in the Prospectus and the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

National Commerce Corporation

June 7, 2017

The foregoing opinion is limited to the laws of the State of Alabama and the General Corporation Law of the State of Delaware. We express no opinion as to any law or matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinion expressed herein is rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.